Charles E. Smith

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                           --------------------------
                            TELEPHONE (214) 212-2307







Mr. Thomas N. Bieger
Wholesale On The Net, Inc.
1529 E. I-30, Suite 104
Garland, Texas 75043


         RE:      Wholesale On The Net, Inc.
                  Form SB-1


Dear Mr. Bieger:

         This letter shall serve to evidence my consent to being named in the Prospectus for the referenced Corporation's captioned registration statement as the certified public accountant for the Corporation in connection with the offering described therein and to the inclusion of my opinion on the financial statements of the Corporation as a part of that registration statement.

         Please advise me if I may be of any further service in this respect.

Sincerely yours,


/s/  Charles E. Smith
---------------------
     Charles E. Smith
     April 27, 2000